Exhibit 99.1

Bakkt Reports Third Quarter 2021 Results

ALPHARETTA, GA – November 12, 2021 – Bakkt Holdings, Inc. (“Bakkt”) (NYSE: BKKT), a trusted digital asset platform that enables consumers, businesses, and institutions to buy, sell, spend, send and redeem digital assets, today announced its financial results for the third quarter ended September 30, 2021.

“Bakkt has made tremendous strides in proving our model, building strategic partnerships and enhancing our platform capabilities to connect the digital economy,” said Gavin Michael, CEO of Bakkt. “As we move forward, we will invest the proceeds from our recent business combination to activate our partnerships, further deploying our capabilities with consumers, businesses and institutions.”

Recent Strategic and Operational Highlights

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Merger close: Bakkt debuted as a publicly-traded company on the New York Stock Exchange on October 18, 2021 following the closing of our business combination with VPC Impact Acquisition Holdings. The Company received gross proceeds of approximately $448 million from the transaction, which are expected to be used to finance investments in Bakkt’s platform capabilities and marketing efforts, and accelerate current and future partnerships.

•

Finastra partnership: Bakkt is working to bring crypto buy, sell, hold capabilities to community bank and credit union customers through Finastra’s Fusion Digital Banking solution. The Bakkt platform is expected to enable financial institutions to offer consumers access to the growing crypto market without having to leave their existing, trusted banking environment.

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Mastercard partnership: multi-faceted partnership is expected to extend Bakkt’s crypto loyalty services to millions of consumers. Banks will be able to issue their own branded crypto-linked debit/credit card and consumers will be able to buy, sell and hold digital assets in Bakkt custodial wallets. Mastercard and Bakkt will explore opportunities to create fungibility between loyalty points, crypto and other digital assets.

•

Fiserv partnership: This partnership is expected to enable practical uses of crypto and emerging asset classes. A future integration of Bakkt into the Carat omnichannel ecosystem from Fiserv will allow businesses to pursue new options for B2B and B2C payouts, loyalty programs, and transactions, all with crypto and other digital assets accessible via a digital asset wallet. Fiserv and Bakkt also plan to introduce Bakkt technology that supports consumers’ ability to buy, sell, and hold crypto assets to Fiserv financial institution clients.

•

Addressable market: Based on the networks of our new and existing partners, our addressable market has expanded to more than 100 million end consumers. Across the Bakkt platform, we had more than 1.7 million transacting accounts year-to-date.

Third Quarter Financial Highlights

•

Net revenue increased 38% to $9.1 million, compared to $6.6 million in the third quarter of 2020, primarily due to higher customer activity in loyalty redemptions and the addition of a large financial institution on our loyalty platform

•	Operating expense was $39.0 million, an increase of 60% compared to the third quarter of 2020, primarily due to investments in business growth and closing the transaction

•	Net loss was $28.8 million, compared to a net loss of $18.0 million in the third quarter of 2020

•	Adjusted EBITDA (non-GAAP) was a loss of $24.1 million compared to a loss of $12.3 million in the comparable year ago period

Financial Performance for the Three Months Ended September 30, 2021

$mm’s	3Q21	3Q20	Increase/ (decrease)
Revenue	$9.1	$6.6	38%
Expense	39.0	24.3	60%
Operating loss	(29.9)	(17.7)	(63%)
Other income	1.1	(0.1)	nm
Interest income (exp.), net	(0.1)	(0.2)	43%
Income tax (exp.) benefit	(0.0)	(0.0)	9%
Net loss	($28.8)	($18.0)	(61%)

nm = not meaningful

Webcast and Conference Call Information

Bakkt will host a conference call at 10:00AM ET, November 12, 2021. The live webcast of Bakkt’s earnings conference call can be accessed at https://investors.bakkt.com, along with the earnings press release and accompanying slide presentation. Investors and analysts interested in participating in the call are invited to dial (844) 200-6205 or (646) 904-5544, and reference participant access code 405975 approximately ten minutes prior to the start of the call. A replay will be available promptly after the call and can be accessed by dialing (866) 813-9403 and entering the access code 693924. The replay will be available through December 10, 2021.

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About Bakkt

Bakkt is a trusted digital asset platform that enables consumers to buy, sell, store and spend digital assets. Bakkt’s platform, now available through the Bakkt App and to partners, amplifies consumer spending and bolsters loyalty programs, adding value for all key stakeholders within the Bakkt payments and digital assets ecosystem. Launched in 2018, Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ | Twitter @Bakkt | LinkedIn https://www.linkedin.com/company/bakkt/

Bakkt-E

Source: Bakkt Holdings, Inc.

Contacts

Investor Relations

Ann DeVries, Head of Investor Relations

Ann.DeVries@bakkt.com

Media

Lauren Post, Head of Communications

Lauren.Post@bakkt.com

Important Notice

Unless the context otherwise provides, “we,” “us,” “our,” and like terms refer (i) prior to October 15, 2021 (the closing date of the Business Combination), to Bakkt Opco Holdings, LLC (f/k/a Bakkt Holdings, LLC, “Opco”) and its subsidiaries and (ii) after October 15, 2021, to Bakkt Holdings, Inc. and its subsidiaries, including Opco

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding Bakkt’s plans, objectives, expectations and intentions with respect to future operations, products, services and use of proceeds from the business combination, among others. Forward-looking statements can be identified by words such as “will,” “likely,” “expect,” “continue,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Bakkt’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Bakkt’s control. Actual results and the timing of events may differ materially from the results anticipated in such forward-looking statements. You are cautioned not to place undue reliance on such forward-looking statements. Such forward-looking statements relate only to events as of the date on which such statements are made and are based on information available to us as of the date of this press release. Other than as required by law, we undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in such forward-looking statements : (i) a delay or failure to realize the expected benefits from the business combination; (ii) risks related to disruption of management time from ongoing business operations due to post-closing business combination matters; (iii) the impact of the ongoing COVID-19 pandemic; (iv) changes in the markets in which Bakkt competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (v) changes in the markets that Bakkt targets; (vi) risk that Bakkt may not be able to execute its growth strategies, including identifying and executing acquisitions; (vii) risks relating to data security; and (viii) risk that Bakkt may not be able to develop and maintain effective internal controls.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the definitive proxy statement/prospectus filed by Bakkt (under the name VPC Impact Acquisition Holdings) on September 17, 2021 and other filings that Bakkt may, from time-to-time, make with the Securities and Exchange Commission.

Metrics

Addressable market: Total number of consumers that our announced partners serve through their products and services.

Transacting accounts: Unique accounts that perform transactions on the Bakkt platform each quarter.

Non-GAAP Financial Measures

We present Adjusted EBITDA as a non-GAAP financial measure. We believe that Adjusted EBITDA provides relevant and useful information, which is used by management in assessing the performance of our business. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and certain non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

In addition to the items above, Adjusted EBITDA as a non-GAAP financial measure also excludes interest income and other income, and income tax benefit, as these items are not components of our core business operations. Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

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unit-based compensation expense, which has been excluded from Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations, has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;

•

the intangible assets being amortized, and property and equipment being depreciated, may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments; and

•	non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs.

Because of these limitations, the non-GAAP financial measures should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Balance Sheet ($ in thousands)

	September 30,	December 31,
	2021	2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$22,106	$75,361
Restricted cash	16,500	16,500
Customer funds	357	81
Accounts receivable, net	13,280	10,408
Investment in shares of affiliate stock, current	—	1,823
Deposits with clearinghouse affiliate, current	—	20,200
Other current assets	7,232	7,690

Total current assets	59,475	132,063
Property, equipment and software, net	28,067	19,957
Goodwill	233,429	233,429
Intangible assets, net	57,336	62,199
Deposits with clearinghouse affiliate, noncurrent	15,151	15,150
Other assets	4,272	5,578

Total assets	$397,730	$468,376

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$57,286	$42,915
Customer funds payable	357	81
Deferred revenue, current	4,255	4,282
Due to affiliates	2,312	1,856
Other current liabilities	2,380	1,943

Total current liabilities	66,590	51,077
Deferred revenue, noncurrent	4,111	4,103
Deferred tax liabilities, net	95	95
Other liabilities	3,179	3,319

Total liabilities	73,975	58,594
Mezzanine equity:
Incentive units	23,574	21,452
Members’ equity:
Class A voting units	3,071	2,613
Class B voting units	187,926	182,500
Class B warrant	—	5,426
Class C voting units	310,104	310,104
Class C warrant	969	—
Accumulated other comprehensive income	173	191
Accumulated deficit	(202,062)	(112,504)

Total members’ equity	300,181	388,330

Total liabilities and members’ equity	$397,730	$468,376

Income Statement ($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Net revenues (net revenues from affiliate of $111, $1,149, $154 and $2,153, respectively)	$9,142	$6,629	$25,773	$19,067
Operating expenses:
Compensation and benefits	22,225	12,637	57,375	30,508
Professional services	3,334	2,392	5,006	4,657
Technology and communication	3,148	2,311	9,851	6,958
Selling, general and administrative	4,449	1,664	19,514	3,472
Acquisition-related expenses	1,766	—	12,075	11,477
Depreciation and amortization	3,270	2,232	9,098	5,536
Affiliate expenses	471	471	1,413	2,611
Impairment of long-lived assets	—	2,450	—	3,843
Other operating expenses	341	180	1,038	386

Total operating expenses	39,004	24,337	115,370	69,448

Operating loss	(29,862)	(17,708)	(89,597)	(50,381)
Interest income (expense), net	(96)	(169)	(239)	255
Other income (expense), net	1,123	(83)	473	146

Loss before income taxes	(28,835)	(17,960)	(89,363)	(49,980)
Income tax expense	(12)	(11)	(195)	(36)

Net loss	$(28,847)	$(17,971)	$(89,558)	$(50,016)

Currency translation adjustment, net of tax	(191)	87	(18)	(80)

Comprehensive loss	$(29,038)	$(17,884)	$(89,576)	$(50,096)

Reconciliation of GAAP Net Income / (Loss) to Non-GAAP Adjusted EBITDA ($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
Net loss	$(28,847)	$(17,971)	$(89,558)	$(50,016)	$(79,605)	$(32,976)
Add: Depreciation and amortization	3,270	2,232	9,098	5,536	8,159	324
Add/(Less): Interest (income) expense	96	169	239	(255)	(123)	(3,280)
Add/(Less): Income tax (benefit) expense	12	11	195	36	391	(199)

EBITDA	(25,469)	(15,559)	(80,026)	(44,699)	(7,178)	(36,131)
Add: Acquisition-related transaction costs	1,766	—	12,075	11,477	13,372	731
Add: Unit-based compensation expense	604	829	3,116	370	2,082	10,673
Add: Restructuring charges	—	—	—	—	588	—
Add: Impairment of long-lived assets	—	2,450	—	3,843	15,292	—
Less: Non-recurring bitcoin sale income, net	(1,024)	—	(1,024)	—	—	—
Less: Transition services to Bakkt Clearing	—	—	—	—	(196)	(145)

Adjusted EBITDA	$(24,123)	$(12,280)	$(65,859)	$(29,009)	$(40,040)	$(24,872)